EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

                        Year Ended December 31,



(Dollars in Thousands)
                                             1999         1998       1997

Primary
 Net Income                                 $   5,160   $   4,888   $   4,660
  Shares <F1>
   Weighted average number of
     common shares outstanding              2,862,890   2,925,695   2,933,727
   Adjustments - increases or
     decreases                                   None        None        None
   Weighted average number of
     common shares outstanding
     as adjusted                            2,862,890   2,925,695   2,933,727

   Basic earnings per common
     share                                  $    1.80   $    1.67    $    1.59


 Assuming full dilution
  Net Income                                $   5,160   $   4,888   $   4,660

   Shares <F1>
    Weighted average number of
      common shares outstanding             2,862,890   2,925,695   2,933,727
    Adjustments - increases or
      decreases                                  None        None        None
    Weighted average number of
      common shares outstanding
      as adjusted                           2,862,890   2,925,695   2,933,727

    Earnings per common share
      assuming full dilution                $    1.80   $    1.67    $    1.59



<F1>
See Note 1 to the consolidated financial statements appearing on page 8 more fully described in the Corporation's Annual Report to Shareholders for the year ended December 31, 1999, which page is included in Exhibit 13 hereto.


                                                      EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands,
  except per share)         1999      1998       1997        1996       1995
                           ____        ____       ____      ____       ____

SUMMARY OF OPERATIONS
Interest income            $ 23,172    $ 20,703   $ 19,345  $ 17,786   $ 16,637
Interest expense             11,888      10,329      9,381     8,667      8,271
 Net interest
   income                    11,284      10,374      9,964     9,119      8,366
Provision for loan
   losses                       325         275        325       517        372
Investment securities
   gains (losses)               124         179         68       (38)         5
Net income                 $  5,160    $  4,888   $  4,660  $  4,130   $  3,486
___________________________________________________________________________

PER COMMON SHARE <F1>
Net income                 $   1.80    $   1.67   $   1.59  $   1.41   $   1.19
Cash dividends                  .70         .59        .47       .39        .33
___________________________________________________________________________

BALANCE SHEET DATA
Assets                     $333,516    $303,028   $267,399  $242,557   $226,033
Investment securities       135,031     130,686     98,459   101,225     88,125
Net loans                   182,631     159,112    149,780   130,994    126,046
Deposits                    244,680     247,092    217,647   198,546    187,320
Stockholders' equity         29,358      33,753     31,818    27,473     25,399
___________________________________________________________________________

PERFORMANCE RATIOS
Return on average
   assets                     1.58%       1.72%      1.83%     1.75%      1.58%
Return on average
   equity                    16.12%      14.68%     15.92%    15.98%     15.24%
Dividend payout ratio        38.72%      35.32%     29.76%    27.56%     27.36%
Average equity to
   average assets
   ratio                      9.78%      11.72%     11.49%    11.05%     10.36%


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.


2                      First Keystone Corporation